For immediate release

MILLER ENERGY RESOURCES, INC. COMPLETES PUBLIC OFFERING OF
ITS SERIES C PREFERRED STOCK

KNOXVILLE, Tenn. - (July 3, 2013) - Miller Energy Resources, Inc. (NYSE: MILL) (the “Company”) announced today that, on July 2, 2013, it completed and closed its previously announced underwritten public offering of its 10.75% Series C Cumulative Redeemable Preferred Stock (liquidation preference $25.00 per share) (the “Series C Preferred Stock”). The Company issued 335,000 shares, raising gross proceeds of $7.2 million. MLV & Co. LLC acted as Sole Book-Running Manager for the offering. Aegis Capital Corp., Maxim Group LLC, National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (OTCBB:NHLD), and Northland Capital Markets acted as Co-Managers.
The Series C Preferred Stock is currently traded on the New York Stock Exchange LLC, or NYSE, under the ticker symbol MILLprC. It can be tracked under the symbol MILL-PC on Yahoo Finance and MILL-C on Google Finance and MSN Finance.

An underwriting commission of approximately $504,175 was due at closing with respect to this offering, and in addition, Miller is responsible for the legal fees and expenses incurred by the underwriters, up to an aggregate amount of $40,000. Net proceeds received by the Company from the offering will be used for general corporate purposes.

The offering was made pursuant to the Company's existing effective shelf registration statement, previously filed with the Securities and Exchange Commission ("SEC") and a final prospectus supplement, filed with the SEC on June 28, 2013. Copies of the prospectus and accompanying prospectus supplement relating to these securities may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov or by written request to Miller Energy Resources, Inc., 9721 Cogdill Road, Suite 302, Knoxville, TN 37932.

This offering is now complete and this press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

About Miller Energy Resources
Miller Energy Resources, Inc. is an oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller's focus is in Cook Inlet, Alaska and in the heart of Tennessee's Appalachian Basin including the Mississippian Lime and Chattanooga Shale. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Huntsville, Tennessee. The company's common stock is listed on the NYSE under the symbol MILL.

For more information, please contact the following:

MZ Group
Derek Gradwell
SVP, Natural Resources
Phone: 949-259-4995
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us